Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 1 to Registration Statement on Form S-11 (File No. 333-235707) of Generation Income Properties, Inc. of our report dated March 18, 2022 with respect to the audited consolidated financial statements of Generation Income Properties, Inc. for the years ended December 31, 2021 and 2020 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, which appears in Prospectus Supplement No. 1 to the Registration Statement on Form S-11.

/s/ MaloneBailey, LLP

Houston, Texas

March 18, 2022

4889-8989-6982.2